Exhibit 10.29

COMMERCIAL LEASE NOT COVERED BY TITLE IV (Book 1), CHAPTER V

OF THE COMMERCIAL CODE AND THE UNCODIFIED ARTICLES OF DECREE

NO. 53-960 OF 30 SEPTEMBER 1953 BY REASON OF ITS SHORT TERM

BETWEEN

CLICHY VICTOR HUGO, a general partnership (Société en Nom Collectif) with registered capital of 7 000 euros, whose registered office is at 92/98 Boulevard Victor Hugo 92115 Clichy Cedex, France, entry No. 431 854 934 in the Nanterre trade and corporate register, represented by its Manager, Mr. Jean-Pierre Mercy

hereinafter called the “the Lessor”,

OF THE ONE PART,

AND

LIONBRIDGE FRANCE, a French simplified joint-stock company (Société par Actions Simplifiée) with registered capital of 200 000 euros, whose registered office is at 92/98 Boulevard Victor Hugo 92115 CLICHY, entry B 381 979 525 in the NANTERRE trade and corporate register, represented by hereinafter called the “the Lessee”,

OF THE OTHER PART,

RECITALS

Whereas

The Lessor is itself the lessee under a finance lease granted on 16 June 2001 by the finance-leasing company, COFITEM-COFIMUR, a French public limited company (Société Anonyme) governed by the Act of 24 July 1966, with registered capital of 47,932,065 euros, whose registered office is at 184 rue de la Pompe, 75016 Paris, entry No. 331 250 472 in the Paris trade and corporate register.

The relations of the Finance-Lessor and the Lessor are solely financial, it being specified that the Lessor hereto is expressly authorised to have possession and disposal of the premises provided the Lessee hereto is fully informed of the aforementioned facts and hereby expressly renounces all rights over and action against the Finance-Lessor, particularly such as the lessee may hold by virtue of its lease.

The Lessee acknowledges that the Finance-Lessor holds the title to the property, and renounces all rights over and action against the Finance-Lessor.

NOW THEREFORE, THIS AGREEMENT WITNESSETH:

SARL CLICHY VICTOR HUGO hereby leases to LIONBRIDGE FRANCE who accepts, the premises designated hereinafter:

1. Designation

In the office property located at 6 to 22 Boulevard du Général Leclerc, 84 to 98 and 100 to 108 Boulevard Victor Hugo, 23 to 31 rue Morel, 92110 CLICHY LA GARENNE, building A Offices comprising lots 1186, 1187, 1188 and 1189 on the 9th floor, with an overall area of 1 540 m².

The Lessee declares itself acquainted with the premises, having visited them, and accepts them in the condition in which they stand, extend and perform, with all their dependences at the time of the lease taking effect.

The Lessee may not require the Lessor to make any improvements or repairs whatsoever, or any works to ensure compliances with standards to enable the Lessee to exercise its activity, or any reduction of rent in this respect whether on taking possession of the premises or during the lease.

Similarly, the Lessee may not formulate any complaint or claim on account of any construction or conversion liable subsequently to modify the outlook and surroundings of the leased premises.

2. Term

This lease is granted and accepted for a term of 12 MONTHS, to begin on the FIFTEENTH OF DECEMBER TWO THOUSAND AND SIX (15/12/2006).

This term shall not in any way be renewable and shall effectively expire on the FOURTEENTH OF DECEMBER TWO THOUSAND AND SEVEN (14/12/2007) even where not denounced for that date.

By express agreement between the parties, this lease is outside the scope of Title IV (Book 1), Chapter V of the Commercial Code and of the uncodified Articles of the Decree of 30 September 1953, and the parties formally intend to waive those provisions pursuant to Article L145-5 of the Commercial Code.

3. Purpose

The Lessee shall occupy the leased premises itself, peaceably and in accordance with Articles 1728 and 1729 of the Civil Code, making use of them as offices, to the exclusion of any and all other use, it being hereby understood that the Lessor grants no exclusivity to the Lessee, and hence, reserves the right to let or lease any and all other premises or shops in the building for a commercial, industrial or small-business use.

The Lessor hereby confirms that the use described above complies with the rules of the joint-ownership estate for the property and is in keeping with the characteristics of the premises (see in particular, attached hereto, the memorandum to the joint owners and the bye-laws relating to the CLICHY POUCHET block).

4. Maintenance

The Lessee shall be liable for tenantable repairs and upkeep to the exclusion of those defined in Article 606 of the Civil Code. The Lessee shall surrender the premises in a good state of such tenantable repair and upkeep upon the expiry of the lease. The Lessee shall, in particular, see to the upkeep and maintenance of, and where necessary replace, all items pertaining to the fittings and fixtures for its own use, and all locks and latches of windows and doors, mirrors, glazing, parquet and tiled floors, floorcoverings, woodwork, etc. The Lessee shall be liable financially and legally for such maintenance and upkeep.

The Lessee shall be liable for any and all accidents caused by and to such objects.

The Lessee shall also be liable for all repairs, except those defined in Article 606 of the Civil Code, for which the Lessor is usually liable, and for any repairs rendered necessary either by failure to execute the repairs for which the Lessee is liable as described above, or through deterioration due to the Lessee’s act, that of its staff or visitors, whether in the leased premises or in other parts of the property.

5. Repairs and works on the property

The Lessee shall, regardless of whatever inconvenience they cause to it, suffer any and all repairs, reconstructions, additions of storeys and any other kinds of work that are executed on the property, without being entitled to claim any indemnity or reduction in rent, regardless of the extent or duration of such works and even, notwithstanding Article 1724 of the Civil Code, where that duration exceeds forty days.

The Lessee shall at promptly and its own expense remove all housings and decorations, and installations made by the Lessee, of which the removal is conducive to seeking and repairing all kinds of leak, fissures or cracks in the smoke or ventilation ducts, particularly after fire or infiltrations, and generally, to the execution of all works.

The Lessee shall promptly and at its own expense, when building-front renovation is to be performed, remove all fittings, fixtures, signs, etc., the removal of which is conducive to the execution of the works.

6. Lessee’s conversions and improvements

The Lessee may not cause any demolition, construction, or any change of layout, partitioning, or the making of any opening, except with the Lessor’s prior written consent, and the latter shall only withhold its consent for reasons of safety, in accordance with the provisions of the memorandum to the joint owners and the bye-laws for the CLICHY POUCHET block attached hereto.

In the event of their being authorised, the works must be carried out under the supervision of the Lessor’s architect, whose fees shall be for the account of the Lessee.

All embellishments, improvements and installations made by the Lessee in the leased premises shall at the end of this lease become the property of the Lessor without the latter being liable to indemnity.

7. Keeping the premises furnished, and obligation to maintain them in use

The Lessee shall maintain the leased premises in constant use in consistency with the practices of its class of business. The Lessee shall furthermore furnish the premises and maintain them furnished at all times with equipment, goods and furniture in sufficient quantity and of sufficient value to meet at all times the liability to pay rent and the miscellaneous payments or reimbursements attaching thereunto.

8. Insurance – Liability – Claims

1) The Lessor shall insure for the consequences of public liability that it may incur in its capacity as Lessor.

It is hereby stated, moreover, that the property is insured by the joint-ownership board with the CIGNA insurer, 14 Rue Banu – 75009 PARIS, Policy No. 104 92 64 dated 1 April 1998, value as new.

The Lessor shall furthermore insure with one or more reputable insurers, for the eventuality of the joint-ownership estate administrator being unable to act or of there being no administrator appointed or elected, the whole of the property comprised in the lots covered by this lease at its rebuilt-as-new value, to cover the risks of fire, storm, hurricane, cyclone and water damage, without limitation implied, and shall maintain that insurance throughout the term of the lease.

2) The Lessee shall reimburse the Lessor, promptly at the latter’s request, and upon production of evidence, for the premium arising from the policies subscribed pursuant to the foregoing paragraphs, proportionally to the areas leased.

The Lessee shall declare immediately to both the insurer and the Lessor any loss or damage, whatever its significance, even if no apparent damage results therefrom.

Furthermore, the Lessee shall deal on its own account with any and all damage caused to the fittings and fixtures effected by it on the tenanted premises, and with any damage caused to all furniture, equipment, goods and any kinds of objects belonging to it, or of which it has possession in any respect whatsoever. The Lessee hereby renounces all claims against the Lessor and its insurers.

The Lessee shall insure all risks inherent in the running of its business with a reputable insurer (fire, explosion, water damage, etc.).

Lastly, the Lessee shall insure for the financial consequences of any liability it may incur towards its neighbours and towards third parties in general. The relevant policies must include a clause renouncing claims against the Lessor and its insurers.

It is hereby understood that, reciprocally, the Lessor renounces all claims against the Lessee and its insurers.

3) The Lessee shall also subscribe a “fire prevention and control” risk-management scheme with a body approved by the Fire Offices Committee.

The Lessee shall furnish evidence of all these policies or cover notes upon taking possession.

Where the activity carried on by the Lessee requires the Lessor or the other tenants or occupants to pay an additional insurance premium, the Lessee undertakes to reimburse its amount.

4) The Lessor disclaims all liability for disturbance of enjoyment or damage incurred to the Lessee by act of third parties, particularly in the event of theft or burglary, and the Lessee shall ensure on its own account the security of the premises leased by it.

9. Taxes and dues

Independently of any reimbursements it must make to the Lessor, the Lessee shall pay all present or future taxes, dues, subscriptions, duty and other charges, even those usually borne by the landlord (including the impôt foncier property tax), since the landlord hereby intends to receive rent net of all costs and charges.

The Lessee shall, whenever requested by the Lessor, furnish evidence of its having paid the foregoing items, particularly upon the expiry of the lease and before any removal from the premises.

10. Compliance with government and other requirements

The Lessee shall comply with the requirements, regulations and orders in force, particularly regarding access ways, waste removal and networks, health and cleanliness, law and order, safety, the labour inspection requirements and generally all the requirements relating to its activity, in such a way that the Lessor is not disturbed or sought out.

The Lessee shall in particular comply with the provisions of the memorandum to the joint owners, and of the bye-laws for the CLICHY POUCHET block attached to this lease.

Furthermore, if any occupancy rules or other rules come into existence for the property, the Lessee shall comply therewith, as it shall comply with any and all resolutions lawfully passed by the joint owners in general meeting.

No tolerance in the enforcement of the terms and conditions of this lease, regardless of its duration or frequency, shall ever be regarded as amending or deleting such terms and conditions.

WORKS TO ENSURE COMPLIANCE WITH STANDARDS OR RULES, ETC.:

The Lessee shall see on its own account to any outfitting, fittings, fixtures or alterations that may be necessary to the operation of its business so as to comply with the requirements of the lease, the rules of the joint-ownership estate and the obligations for safety, fire, health and hygiene, etc., for which it may be rendered liable, particularly on the orders of the relevant government agencies, without right of claim against the Lessor.

Where such alterations or outfitting require works affecting the structures or the common parts, the plans for them shall first be submitted to the Lessor for the joint-ownership estate administrator’s opinion and that of the architect for the property, and for authorisation to carry out such works. It is hereby clearly understood that the Lessee shall be liable for all costs arising therefrom and that no authorisations shall incur any liability for the Lessor, particularly in respect of the feasibility of the project, the works and any disamenity or inconvenience arising therefrom.

The Lessee shall contract the fullest insurance required for purposes of such works to the extent, where necessary, of subscribing a policy covering damage to constructed works and property-developer risks (with extension of cover to existing works as applicable) where such works are to be carried out within the scope of the Act of 4/1/1978.

The Lessor reserves the right to action for termination in respect of all improvements or conversions on the part of the Lessee that prove inconsistent with the purpose of the lease, the Lessee being a professional with sole competence in determining whether the said premises can be used for its operations having regard to the lease and the constraints arising therefrom.

The same shall apply in the event of amendments to legislation, regulations or other amendments, and the Lessee shall see on its own account to all adaptations so arising, without right of claim against the Lessor, and without the latter incurring any liability whatsoever.

Where the Lessor is sued for liability on account of this lease, the Lessee, in the same way as for all the obligations incumbent upon it under this lease and the rules in force, shall hold the Lessor harmless from all liability that may be alleged against it.

11. Claims from or against third parties

The Lessee shall see on its own account and at its own risk and cost, without the Lessor being thereby disturbed or sought out, to all claims from other occupants of the property, neighbours or third parties, particularly on account of noise, smells, heat or vibration whether caused by the Lessee itself or by appliances belonging to it.

Where the Lessor nevertheless has to pay any sums on the tenant’s account, the latter shall be liable to repay them promptly to the Lessor.

The Lessee shall see on its own account to any damage caused to the leased premises, and any disturbance of enjoyment caused by the other occupants of the property, neighbours or third parties and shall take action directly against those causing such disturbance, without the Lessor being sought out therefor.

12. Visiting the premises

The Lessee shall allow the Lessor, its representatives or its architect and all contractors and workmen, to enter the leased premises for the purpose of inspecting, repairing and maintaining the property on business days and during office opening hours.

During the months preceding the expiry of the lease, the Lessee shall allow the premises to be visited on all days and at all times when the offices are open, by any person holding authorisation from the Lessor; during that period, the Lessee shall suffer the Lessor to affix a notice-board or sign to indicate that the premises are to let.

The same right to visit and display a notice shall apply at any time, whenever the leased premises are for sale.

The Lessee shall be informed of intended visits at 48 hours’ notice.

13. Miscellaneous prohibitions

The Lessee may not:

- leave objects in or occupy, even temporarily, the parts of the property not included in this lease;

- display or leave any object at windows, on doors, external walls or in the common parts, including the awnings, plates and signs and generally anywhere of relevance to the safety of occupants or third parties or to the exterior or interior appearance of the property.

However, the Lessee may display plates or signs of a model authorised by the property rules and at the locations specified by those rules;

- use slow-combustion appliances or those producing noxious gases;

- overload the floors with weights greater than their normal loading capacity...

- generally fail to fulfil any and all obligations under the rules of the joint-ownership estate.

14. Security

The Lessee shall deal on its own account with the security and surveillance of its premises, and the Lessor shall not in any circumstances or in any respect be liable for thefts or misappropriations the Lessee may suffer on the leased premises.

15. Destruction of the leased premises

Where the leased premises are totally destroyed through circumstances beyond the Lessor’s control, this lease shall be terminated automatically and without indemnity.

In the event of partial destruction, this lease may be terminated without indemnity at the request of either party, notwithstanding Article 1722 of the Civil Code, but without prejudice, for the contracting parties, to any rights either may have if destruction can be attributed to the other party.

16. Interruption of communal services

The Lessor may not be held liable for irregularity or interruptions in the provision of water, gas, electricity or any other similar communal service external to the property, where they are not attributable to the Lessor. Moreover, the Lessor shall not be liable to warn the Lessee of any interruptions where it has not itself been so warned.

17. Surrender of premises

When the lease is due to expire, the Lessee shall notify the Lessor of its date of removal one month beforehand, in order to enable the Lessor to make the required declarations to the Tax Authorities.

The Lessee shall surrender the keys on the day of its removal, even where this occurs before the expiry of the current term.

18. Assignment and sub-letting

Under this leasing agreement, the Lessee may sub-lease a part of the premises provided it informs the Lessor beforehand, obtains the latter’s written authorisation and requests the Lessor to sign the sub-leasing agreement with the other parties.

It is hereby expressly recalled that any sub-lease must adhere to the terms of this lease, and that in particular, the termination or expiry of this agreement shall ipso facto entail the expiry or termination of the sub-lease, and the sub-lessee may in no circumstances uphold against the landlord any right to continue or renew the sub-lease independently of the head lease.

More specifically, this lease granted to LIONBRIDGE FRANCE Co., and any sub-leasing agreement, shall be indivisible from each other; the head tenant, LIONBRIDGE FRANCE, having contracted with SNC CLICHY VICTOR HUGO, shall remain solely liable for payment of the rent.

However, where the head lessee defaults on payment of rent, the Lessor company shall have right of direct action against the sub-lessee to within the amount of rent due in respect of such sub-lease.

The Lessee may not:

- gives its business out on lease-management;

- assign its rights under this lease, except in full to the successor to its business. In this case, such assignment shall be conditional upon making the Lessor a party to such assignment (not with a mere reiteration of the assignment of the lease) and upon the Lessee giving the Lessor an authentic copy of the deed of assignment as the Lessor’s instrument of title with respect to the assignee.

The Lessee shall remain joint and several guarantor, with its assignee and all successive assignees, themselves also jointly and severally liable with the assignor and among themselves, even where they have left the premises, for the payment of all rent and the performance of all covenants, terms and conditions of this lease throughout its term, on condition that the Lessor is duly called-upon to sign the deed of assignment of which one original shall be delivered to it without charge, as the instrument of title with respect to the assignees. The latter shall commit themselves to the Lessor and shall require the same condition of their respective successors, on pain of termination of this lease. The Lessee may not make any capital contribution or assignment unless it has entirely fulfilled its financial obligations to the Lessor.

Whenever and in whatever circumstances this lease is assigned, even in the event of a merger or a partial contribution of assets, notice must be served to the Lessor pursuant to Article 1690 of the Civil Code.

19. Rent

This lease is granted and accepted subject to an annual rent, net of tax and excluding service charges, of TWO HUNDRED AND NINETY-FIVE THOUSAND TWO HUNDRED AND FIFTY-TWO EUROS AND SEVENTY-SEVEN CENTS (295 252.77 EUROS) that the Lessee undertakes to pay to the Lessor quarterly in advance in four equal annual instalments on the 1st day of each quarter.

All payments shall be made at the Lessor’s address for service or at any other location the Lessor may indicate.

Any sum payable in respect of rent, service charges or accessory charges and not paid punctually as it falls due shall from that due date automatically bear interest in favour of the Lessor at a rate hereby agreed of 1.5% per month’s delay until full satisfaction.

20. Tax regime

This lease is subject to V.A.T. at the currently-prevailing rate of 19.60%. This tax shall be paid to the Lessor in addition to the rent and service charges, as and when these become payable.

21. Service charges, utilities and other services, taxes and dues

The Lessee shall reimburse to the Lessor its share of the service charges, utilities and other services, taxes and dues for the property complex:

The amount of quarterly provisions is hereby set at TWENTY THOUSAND EIGHT HUNDRED EUROS (20 800 euros).

These provisions shall be paid to the Lessor at the same time as each of the rent instalments, as provisional payments, with accounts being settled once a year.

It is hereby recalled that the Lessor intends to receive rent net of all charges, taxes and dues of whatever kind.

22. Deposit

The deposit amounts to SEVENTY-THREE THOUSAND EIGHT HUNDRED AND THIRTEEN EUROS AND NINETEEN CENTS (73 813.19 euros) corresponding to 3 months’ rent net of tax, in earnest of the payment of rent, of the due performance of the terms and conditions of this lease, of the repairs and sums payable by the Lessee for which the Lessor may be rendered liable. Any excess over or shortfall from that amount shall be paid or reimbursed after checking such tenantable repairs, removal from the premises, surrender of the keys and production by the Lessee of the receipt for payment of its contributions, taxes or dues of whatever kind.

The Lessee shall not be entitled to receive any interest on the deposit.

The deposit shall remain made over to the Lessor as indemnity without prejudice to any additional legal damages and to Article 1760 of the Civil Code where any unpaid balances remain outstanding for any reason whatsoever at the time of the tenant’s leaving the premises.

23. Avoidance clause

In the event of failure to pay punctually as it falls due any single instalment of rent or of reimbursements of costs, service charges, or utility charges accessory to such rent, or of breach of any or all of the terms of this lease, one month after an order to pay or to perform has remained without compliance, with such order including the Lessor’s declaration of intention to avail itself of this clause, this lease shall automatically and at the Lessor’s option be voided, without requirement for a judicial application. Moreover, where the Lessee refuses to quit the premises, it may be evicted forthwith, following a simple ordonnance de référé (injunction) issued by the Senior Judge of the NANTERRE Magistrate’s Court (Tribunal d’Instance), provisionally enforceable and notwithstanding appeal.

All costs incurred in court or other proceedings, provisional measures, and the costs of State levies and notifications, if these are necessary under the Act of 17 March 1909, shall be payable by the Lessee and shall be regarded as supplementary and accessory to the rent.

Furthermore, upon termination, the Lessee shall automatically be liable to pay an occupancy indemnity established here and now at the contractual amount of rent as increased by 50%, in addition to the full amount of service and other charges and taxes accessory to such rent.

24. Costs

All costs, fees and other charges incurred by this lease, and any arising hereunder or herefrom, shall be borne by the Lessee, who expressly covenants to pay the same.

25. Address for service

For the performance of this lease, the Lessee adopts as address for service the leased premises as from its entry onto the premises, namely upon receiving the keys thereto.

word(s) struck out:.....

Line(s) struck out:.....

Executed in triplicate
At
on

THE LESSOR	THE LESSEE

Clichy Victor Hugo	Lionbridge France
/s/ Jean-Pierre Mercy	/s/ Brian Kelly
Jean Pierre Mercy, Manager	Brian Kelly, Director